                                                                   (Exhibit 12)


                         INTERNATIONAL PAPER COMPANY
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (DOLLAR AMOUNTS IN MILLIONS)
                                 (UNAUDITED)

                      For the Years Ended December 31,


          TITLE                                      1991        1992        1993         1994        1995          1996
-----------------------------------------          --------    --------    --------     --------    --------      --------

A)  Earnings before income taxes, minority
      interest, extraordinary item and
      accounting changes                         $  693.0       $226.0    $  538.0    $  715.0    $  2,028.0      $  802.0

B)  Less: Minority interest expense,
      net of taxes                                  (42.0)       (15.0)      (36.0)      (47.0)       (156.0)       (169.0)

C)  Add: Fixed charges excluding
      capitalized interest                          380.3        325.3       365.3       412.3         605.9         672.4

D)  Add: Amortization of previously
      capitalized interest                            9.9          9.9        12.2        12.8          13.0          17.8

E)  Less: Equity in undistributed
      earnings of affiliates                        (10.8)       (19.1)      (25.9)      (49.1)        (94.5)          6.2
                                                  --------     --------    --------    --------      --------      --------

F)  EARNINGS BEFORE INCOME TAXES,
      MINORITY INTEREST, EXTRAORDINARY
      ITEM, ACCOUNTING CHANGES AND
      FIXED CHARGES                            $  1,030.4     $  527.1    $  853.6    $1,044.0    $  2,396.4      $1,329.4
                                                  --------     --------    --------    --------      --------      --------
                                                  --------     --------    --------    --------      --------      --------


FIXED CHARGES

G)  Interest and amortization of debt
      expense                                    $  351.1     $  297.1    $  334.5    $  371.0      $  542.3      $  582.8

H)  Interest factor attributable to
      rentals                                        29.2         28.2        30.8        41.3          53.0          66.0

I)  Preferred dividends of subsidiary                                                                   10.6          23.6

J)  Capitalized Interest                             36.4         42.0       12.2         18.0          58.0          66.7
                                                  --------     --------    --------    --------      --------      --------

K)  TOTAL FIXED CHARGES                          $  416.7     $  367.3   $  377.5     $  430.3      $  663.9      $  739.1
                                                  --------     --------    --------    --------      --------      --------
                                                  --------     --------    --------    --------      --------      --------

L)  RATIO OF EARNINGS TO FIXED CHARGES                2.47         1.44       2.26         2.43          3.61          1.80
                                                  --------     --------    --------    --------      --------      --------
                                                  --------     --------    --------    --------      --------      --------
